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                                                                      Exhibit 21


SUBSIDIARIES OF THE REGISTRANT


Name                                     Jurisdiction of Incorporation
----                                     -----------------------------

dELIA*s Operating Company                Delaware
dELIA*s Distribution Company             Delaware
dELIA*s Retail Company                   Delaware
dELIA*s Properties Inc.                  Delaware
dELIA*s Real Estate Holding Company      Delaware
iTurf Inc.                               Delaware
iTurf Finance Company                    Delaware
Screeem! Inc.                            Delaware
Storybook Inc.                           Delaware
TSI Soccer Corporation                   North Carolina
TSI Retail Company                       Delaware
TSI Real Estate Holding Company          Delaware
dELIA*s Foreign Sales Corporation        Barbados
Ontap.com Inc.                           New Jersey
theSpark.com Inc.                        Massachusetts